                                                            Exhibit (a)(5)(xxii)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

       WHX CORPORATION ANNOUNCES THAT IT WILL CONSUMMATE TENDER OFFER FOR
                               BAIRNCO CORPORATION

           STEEL PARTNERS II TO PROVIDE BRIDGE FINANCING FOR THE OFFER

      RYE, NY - APRIL 12, 2007 -- WHX Corporation (Pink Sheets:  WXCP.PK; "WHX")
announced  today  that,  as  permitted  by the merger  agreement  between  Steel
Partners  II,  L.P.  ("Steel  Partners  II") and Bairnco  Corporation  (NYSE:BZ;
"Bairnco"),  WHX has acquired,  for nominal  consideration,  Steel Partners II's entire interest in BZ Acquisition Corp. ("BZ Acquisition"),  which has commenced a cash tender  offer to purchase  all of the  outstanding  shares of Bairnco for
$13.50 per share.

      The transfer of BZ  Acquisition  from Steel Partners II to WHX did not and will not change any of the  conditions  to the offer or add a  financing  or any other condition to the offer.  Subject to the  satisfaction of the conditions to the offer, BZ Acquisition will consummate the offer as a wholly owned subsidiary of WHX. The tender offer is currently scheduled to expire at 5:00 p.m., New York
City time,  on Friday,  April 13, 2007. As of the close of business on April 11,
2007, a total of 4,764,902  shares had been tendered in and not  withdrawn  from the offer,  which,  together with the shares owned by Steel  Partners II and its affiliates,  represents  approximately  80% of the total shares  outstanding  of
Bairnco.

      Steel  Partners  II has  agreed to  provide  the  financing  to WHX and BZ
Acquisition  required  to  consummate  the  offer  and to pay  related  fees and expenses.  This financing consists of up to a $90 million bridge loan from Steel
Partners II to BZ  Acquisition,  which will be guaranteed by WHX on an unsecured basis and by certain of  Bairnco's  subsidiaries,  and a $15  million  loan from
Steel  Partners  II to  WHX,  which  will be  unsecured  at the  WHX  level  and guaranteed by Bairnco and certain of its  subsidiaries.  Obligations under these loans will be secured by junior  liens on the assets of Bairnco  and  certain of its  subsidiaries  and  capital  stock of  certain  of  Bairnco's  subsidiaries.
Bairnco's and its  subsidiaries'  obligations under these loans, and the related security  interests,  will  be  subordinated  to the  indebtedness  and  related security interests under Bairnco's existing senior credit facility.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

BZ Acquisition  Corp., a wholly owned  subsidiary of WHX, has commenced a tender offer to purchase all of the outstanding  shares of common stock (and associated preferred  stock  purchase  rights) of  Bairnco at $13.50 per share,  net to the seller in cash, without interest.  The offer is currently scheduled to expire at
5:00 P.M.,  New York City time, on Friday,  April 13, 2007,  unless the offer is extended.

MacKenzie  Partners,  Inc. is the Information Agent for the tender offer and any questions or requests for the Amended and Restated Offer to Purchase and related materials  with  respect  to the  tender  offer  may be  directed  to  MacKenzie
Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY  BAIRNCO'S  COMMON STOCK IS ONLY BEING MADE  PURSUANT TO AN AMENDED
AND  RESTATED  OFFER TO PURCHASE AND RELATED  MATERIALS  FILED (AND THAT WILL BE
FILED) WITH THE SECURITIES  AND EXCHANGE  COMMISSION.  STOCKHOLDERS  SHOULD READ
THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION,  INCLUDING
THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS  MAY OBTAIN THE AMENDED AND
RESTATED  OFFER TO PURCHASE  AND RELATED  MATERIALS  WITH  RESPECT TO THE TENDER
OFFER  FREE AT THE SEC'S  WEBSITE  AT  WWW.SEC.GOV  OR BY  CONTACTING  MACKENZIE
PARTNERS,  INC.  TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA
EMAIL AT BAIRNCO@MACKENZIEPARTNERS.COM.

For additional information:

Daniel Sullivan and Bob Sandhu
MacKenzie Partners, Inc.
(212) 929-5500